Exhibit 99.2

CANADA	SUPERIOR COURT
PROVINCE OF QUÉBEC DISTRICT OF MONTRÉAL No.: 500-11-036133-094	Commercial Division Sitting as a court designated pursuant to the Companies' Creditors Arrangement Act, R.S.C., c. C-36, as amended

IN THE MATTER OF THE PLAN OF COMPROMISE OR ARRANGEMENT OF:

ABITIBIBOWATER INC. , a legal person incorporated under the laws of the State of Delaware, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And

ABITIBI-CONSOLIDATED INC. , a legal person incorporated under the laws of Canada, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And

BOWATER CANADIAN HOLDINGS INC. , a legal person incorporated under the laws of the Province of Nova Scotia, having its principal executive offices at 1155 Metcalfe Street, in the City and District of Montréal, Province of Quebec, H3B 5H2;

And
the other Petitioners listed on Appendices "A", "B" and "C";
Petitioners
And
ERNST & YOUNG INC. , a legal person under the laws of Canada, having a place of business at 800 René-Lévesque Blvd. West, Suite 1900, in the City and District of Montréal, Province of Quebec, H3B 1X9;
Monitor

TWENTIETH REPORT OF THE MONITOR

NOVEMBER 4, 2009

INTRODUCTION

1.               On April 17, 2009, Abitibi-Consolidated Inc. (" ACI ") and its subsidiaries listed in Appendix "A" hereto (collectively with ACI, the " ACI Petitioners ") and Bowater Canadian Holdings Incorporated (" BCHI ") and its subsidiaries listed in Appendix "B" hereto (collectively with BCHI, the " Bowater Petitioners ") (the ACI Petitioners and the Bowater Petitioners are collectively referred to herein as the " Petitioners ") filed for and obtained protection from their creditors under the Companies' Creditors Arrangement Act (the " CCAA " and the " CCAA Proceedings ") pursuant to an Order of this Honourable Court, as amended on May 6, 2009 (the " Initial Order ").

2.              Pursuant to the Initial Order, Ernst & Young Inc. (" EYI ") was appointed as monitor of the Petitioners (the "Monitor") under the CCAA and a stay of proceedings in favour of the Petitioners was granted until May 14, 2009 (the "Stay Period").  On May 14, 2009, the Stay Period was extended until September 4, 2009 pursuant to an Order of this Honourable Court (the "First Stay Extension Order") and subsequently extended to December 15, 2009 (the "Second Stay Extension Order").

3.              On April 16, 2009, AbitibiBowater Inc. ("ABH"), Bowater Inc. ("BI"), and certain of their direct and indirect U.S. and Canadian subsidiaries, including BCHI and Bowater Canadian Forest Products Inc. ("BCFPI") (collectively referred to herein as "U.S. Debtors"), filed voluntary petitions (collectively, the "Chapter 11 Proceedings") for relief under Chapter 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the "U.S. Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "U.S. Bankruptcy Court").

4.              The Petitioners are all subsidiaries of ABH (ABH, collectively with its subsidiaries, are referred to as the "ABH Group").

5.              On April 17, 2009, ABH and the petitioners listed on Appendix "C" hereto (collectively with ABH, the " 18.6 Petitioners ") obtained Orders under Section 18.6 of the CCAA in respect of voluntary proceedings initiated under Chapter 11 and EYI was appointed as the information officer in respect of the 18.6 Petitioners.

6.              On April 16, 2009, ACI and ACCC filed petitions for recognition under Chapter 15 of the U.S. Bankruptcy Code. On April 21, 2009, the U.S. Bankruptcy Court granted the recognition orders under Chapter 15 of the U.S. Bankruptcy Code.

7.              On April 22, 2009, the Court amended the Initial Order to extend the stay of proceedings to the partnerships (the "Partnerships") listed in Appendix "D" hereto.

BACKGROUND

8.              ABH is one of the world's largest publicly traded pulp and paper manufacturers.  It produces a wide range of newsprint and commercial printing papers, market pulp and wood products . The ABH Group owns interests in or operates pulp and paper facilities, wood products facilities and recycling facilities located in Canada, the United States, the United Kingdom and South Korea.

9.              Incorporated in Delaware and headquartered in Montreal, Quebec, ABH functions as a holding company and its business is conducted principally through four direct subsidiaries: BI, Bowater Newsprint South LLC ("Newsprint South") (BI, Newsprint South and their respective subsidiaries are collectively referred to as the "BI Group"), ACI (ACI and its subsidiaries are collectively referred to as the " ACI Group ") and AbitibiBowater US Holding LLC ("ABUSH") (ABUSH and its respective subsidiaries are collectively referred to as the "DCorp Group").

10.           ACI is a direct and indirect wholly-owned subsidiary of ABH.  ABH wholly owns BI which in turn, wholly owns BCHI which, in turn, indirectly owns BCFPI which carries on the main Canadian operations of BI.

11.            ACCC, a wholly-owned subsidiary of ACI, and BCFPI hold the majority of ABH's Canadian assets and operations.

PURPOSE

12.             This is the twentieth report of the Monitor (the "Twentieth Report") in these CCAA Proceedings, the purpose of which is to report to this Honourable Court with respect to the following:

(i)               the Petitioners' four-week cash flow results for the period from September 21, 2009 to October 18, 2009 (the "Reporting Period"), in accordance with the First Stay Extension Order, and to provide details with respect to the following:

(a)                an update regarding the overview of the current market conditions in the forest products industry provided in the seventeenth report of the Monitor dated October 5, 2009 (the "Seventeenth Report");

(b)                the receipts and disbursements of the ACI Group and BCFPI for the Reporting Period with a discussion of the variances from the respective forecasts (the "ACI Forecast" and the "BCFPI Forecast") set forth in the Seventeenth Report;

(c)                 the current liquidity and revised cash flow forecasts of the ACI Group and BCFPI for the 13-week period ending January 17, 2010;

(d)                 an update with respect to certain key performance indicators ("KPIs"); and

(ii)            an update on the claims procedure as described in the fourteenth report of the Monitor dated August  24, 2009 (the "Fourteenth Report").

TERMS OF REFERENCE

13.            In preparing this Twentieth Report, the Monitor has been provided with and, in making comments herein, has relied upon unaudited financial information, the ABH Group's books and records, financial information and projections prepared by the ABH Group and discussions with management of the ABH Group (the " Management ").  The Monitor has not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information and, accordingly, the Monitor expresses no opinion or other form of assurance in respect of such information contained in this Twentieth Report.  Some of the information referred to in this Twentieth Report consists of forecasts and projections.  An examination or review of the financial forecast and projections, as outlined in the Canadian Institute of Chartered Accountants Handbook, has not been performed.  Future-oriented financial information referred to in this Twentieth Report was prepared by the ABH Group based on Management's estimates and assumptions.  Readers are cautioned that, since these projections are based upon assumptions about future events and conditions, the actual results will vary from the projections, even if the assumptions materialize, and the variations could be significant.

14.            Capitalized terms not defined in this Twentieth Report are as defined in the previous reports of the Monitor and the Initial Order.  All references to dollars are in U.S. currency and are translated at a rate of CDN$1.00=US$0.90 unless otherwise noted.

15.            Copies of all of the Monitor's Reports (with the exception of the Eighteenth Report of the Monitor dated October 16, 2009 which was filed under seal until such time as this Honourable Court makes a determination as to the extent of disclosure, if any), in both English and French, including a copy of this Twentieth Report, and all motion records and Orders in the CCAA Proceedings will be available on the Monitor's website at www.ey.com/ca/abitibibowater.  The Monitor has also established a bilingual toll-free telephone number that is referenced on the Monitor's website so that parties may contact the Monitor if they have questions with respect to the CCAA Proceedings.

16.            Copies of all of the U.S. Bankruptcy Court's orders are posted on the website for Epiq Bankruptcy Solutions LCC ("Epiq") at http://chapter11.epiqsystems.com/abitibibowater.  The Monitor has included a link to Epiq's website from the Monitor's website.

CURRENT MARKET CONDITIONS IN THE FOREST PRODUCTS INDUSTRY

17.            Pursuant to the First Stay Extension Order, the Monitor has provided this Honourable Court with regular reports on the Petitioners' cash flows for each four week period following the date of the First Stay Extension Order.  These regular reports have included details with respect to the market conditions in the forest products industry.

18.            As indicated in previous reports of the Monitor, the forest products industry continues to face significant challenges with respect to pricing and demand.  A significant contributing factor to these issues is the continuing overcapacity in the newsprint market and ongoing weakness in the U.S. housing market.

19.            Despite weakness in the North American paper market, there have been signs that market demand is stabilizing.  According to a report issued by the Pulp and Paper Products Council on October 22, 2009 (the "PPPC Report"), demand for both uncoated mechanical and printing and writing papers increased in September, 2009.  The PPPC Report notes that while demand is still significantly below previous years it has begun to recover from historically low levels.

20.            The following chart obtained from RISI.com details movements in the prices of North American newsprint by month since November, 2007.  As noted below, the price of newsprint has recently begun to increase after a sharp decline earlier in 2009.

21.            The ninth report of the Monitor dated July 10, 2009 (the "Ninth Report") noted that Kruger Inc. ("Kruger"), a competitor of the Petitioners, would be indefinitely idling a coated paper mill in Trois-Rivières, Quebec. This mill had two operational paper lines and both were scheduled to be indefinitely idled.  On October 6, 2009 Kruger issued a press release announcing that one paper line will remain open as long as market conditions are favourable.  Kruger also confirmed that the other paper line, in addition to the debarking and groundwood pulp plants, would be idled on October 13, 2009 as previously announced.

22.            On October 19, 2009 Kruger also announced that it will be idling a newsprint mill in Brompton, Quebec from October 30 to November 11, 2009.  The release indicated that idling this mill would reduce output by approximately 10,000 tonnes over the duration of the shutdown.

23.            As reported in the Seventeenth Report, the Petitioners had announced certain production curtailments at a number of facilities.  However, as a result of recent increased customer orders, the production curtailments for the following facilities have been changed as follows:

(i)            the paper machine at the ACI Group's Clermont facility will run through the balance of 2009.  It was originally scheduled to be idled on October 31, 2009;

(ii)           the paper machine in Fort Frances will run for an additional four to six weeks; and

(iii)          Bowater Mersey Paper Ltd. ("Mersey") will run at full capacity through 2009.  Mersey was originally scheduled to run at 50% of capacity during the last three months of 2009.

24.            As previously reported to this Honourable Court in the fifteenth report of the Monitor dated September 2, 2009 (the "Fifteenth Report"), the Petitioners announced two $35 per tonne price increases for North American newsprint customers.  The Petitioners have recently announced two further price increases of $25 per tonne for U.S. based newsprint customers.  These increases will occur in November and December, 2009.  The Petitioners have advised the Monitor that White Birch Paper Company, Kruger and Tembec Inc. have all announced similar price increases for November and December, 2009.

25.            Although not a significant market player in terms of pulp production, both the ACI Group and BCFPI have recently been informed by Canada's Minister of Natural Resources that they will both be eligible to submit proposals for funding under Canada's Pulp and Paper Green Transformation Program offered by Natural Resources Canada.  The purpose of this program is to promote investments in energy efficiency or the production of renewable energy from forest biomass in the Canadian forest products sector.  The total possible funding potentially available to BCFPI and the ACI Group is estimated to be approximately $30 million in aggregate, which would be available to offset the cost of future capital expenditures.

RECEIPTS AND DISBURSEMENTS FROM SEPTEMBER 21, 2009 TO OCTOBER 18, 2009 FOR THE ACI GROUP AND BCFPI

The ACI Group

26.            The table below summarizes the ACI Group's (including DCorp) actual receipts and disbursements for the Reporting Period, which is detailed in Appendix "E" of this Twentieth Report, with a comparison to the ACI Forecast amounts provided in the Seventeenth Report.

	US$000
	Actual	Forecast	Variance

Opening Cash	$115,598	$115,598	$-

Receipts	190,468	209,365	(18,897)

Disbursements
Net Trade Disbursements	(125,611)	(104,718)	(20,893)
Intercompany	(12,576)	-	(12,576)
Other	(65,517)	(69,721)	4,204
	(203,704)	(174,439)	(29,265)

Financing
Securitization Inflows / (Outflows)	20,294	(6,112)	26,406
Asset Sales	-	-	-
Adequate Protection by DCorp to ACCC Term Lenders	(3,066)	(3,431)	365
DIP Drawings / (Repayments)	-	-	-
DIP Interest & Fees	(237)	(237)	-
Restructuring & Other Items	(4,211)	(4,000)	(211)
Foreign Exchange Translation	(4,394)	-	(4,394)
	8,386	(13,780)	22,166

Net Cash Flow	(4,850)	21,146	(25,996)

Ending Cash	$110,748	$136,744	$(25,996)

DIP Availability (net of minimum undrawn balance)	32,700	32,700	-

Available Liquidity	$143,448	$169,444	$(25,996)

27.            As shown in the table above, the ACI Group's total receipts for the Reporting Period, net of joint venture remittances, were approximately $18.9 million lower than projected in the ACI Forecast. Disbursements were $29.2 million higher than projected in the ACI Forecast and Financing cash flow was $22.2 million greater than projected in the ACI Forecast.  Overall, the ending cash balance and available liquidity were each approximately $26.0 million lower than the ACI Forecast.

Receipts

28.            A breakdown of the receipts for the Reporting Period are outlined in the table below:

		US$000
Receipts	Para.	Actual	Forecast	Variance	Variance %
A/R Collections	29(i)	$152,084	$161,260	$(9,176)	(6%)
Intercompany A/R Settlement	29(i)	25,882	-	25,882	N/A
Joint Venture Remittances, Net	29(ii)	(16,558)	(15,369)	(1,189)	(8%)
Collections on Behalf of Joint Ventures	29(ii)	1,622	15,523	(13,901)	(90%)
Net A/R Collections		163,030	161,414	1,616	1%
Other Inflows	29(iii)	27,438	47,951	(20,513)	(43%)
Total Receipts		$190,468	$209,365	$(18,897)	(9%)

29.            The variance analysis has been compiled based on discussions with Management and the following represents the more significant reasons for the variances:

(i)             A/R Collections , inclusive of receipts related to Intercompany A/R Settlements, net Joint Venture Remittances, and Collections on Behalf of Joint Ventures, were approximately $163.0 million during the Reporting Period compared to a forecast amount of $161.4 million resulting in a positive variance of approximately 1%.

Intercompany A/R Settlements represent payments to the ACI Group from an affiliated ABH Group entity for ACI Group accounts receivable that were collected by the affiliated entity, such as BI or BCFPI.

(ii)             Collections on Behalf of Joint Ventures totalled approximately $1.6 million during the Reporting Period.  This amount represents amounts collected by the ACI Group for accounts receivable that belong to a joint venture partner .  Such amounts will be paid to the joint venture partner on a monthly basis or in accordance with the joint venture agreement.  The amount of $1.6 million is compared to a forecast amount of $15.5 million and results in a negative variance of approximately $13.9 million.

This variance is partly due to the fact that certain portions of amounts collected on behalf of joint ventures are also included in the "A/R Collections" line and have not yet been specifically allocated to "Collections on Behalf of Joint Ventures".

During the Reporting Period, net Joint Venture Remittances totalled approximately $16.6 million resulting in a negative variance of $1.2 million.  This is primarily due to the timing of amounts remitted to one of the ACI Group's joint ventures, Donohue Malbaie.

(iii)             Other Inflows , which includes tax refunds and other miscellaneous receipts, totalled $27.4 million during the Reporting Period.  The ACI Forecast included projected receipts of $48.0 million.  The difference is primarily due to a delay in the receipt of certain funds related to the construction of roads in the province of Quebec.  The ACI Forecast had contemplated an amount of $36.0 million in respect of this item would be collected during the Reporting Period.  This amount was collected in the week ended October 25, 2009, which is after the Reporting Period.  This negative timing variance is offset by refunds in respect of silviculture (which represents amounts received for the planting of trees) and amounts received for the sale of wood chips.

Disbursements

30.            A breakdown of the disbursements related to Net Trade Disbursements for the Reporting Period is outlined below:

		US$000
	Para.	Actual	Forecast	Variance	Variance %
Trade Payables	31(i)	$(141,839)	$(98,663)	$(43,176)	(44%)
Intercompany A/P Settlement	31(i)(b)	16,228	-	16,228	N/A
Capital Expenditures	31(ii)	-	(6,055)	6,055	100%
Net Trade Disbursements		$(125,611)	$(104,718)	$(20,893)	(20%)

31.           The variance analysis with respect to the disbursements for the more significant variances has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)             Disbursements related to Trade Payables were approximately $141.8 million during the Reporting Period, which was $43.2 million greater than the ACI Forecast.  Management has advised that the variance is primarily due to the following:

(a)            Capital Expenditures have been included in the actual amount for Trade Payables disbursements until such time as the ACI Group identifies and allocates the disbursements which are capital in nature;

(b)            the ACI Group regularly disburses amounts on behalf of other affiliated entities which are included in Trade Payables (as noted above, the ACI Group was reimbursed by affiliates for approximately $16.2 million of such amounts, detailed on the Intercompany A/P Settlements line, during the Reporting Period).  The quantum of amounts disbursed on behalf of other entities is not known until such time as the Petitioners reconcile their intercompany accounts, which is done on a regular basis; and

(c)            higher production than contemplated in the ACI Forecast.  The ACI Group produced higher tonnage than the forecast production which has resulted in an increase to costs of approximately $15 million. The cash flow benefit of this increased production will be realized in future months as the ACI Group does not collect from its customers as quickly as it pays its suppliers.

(ii)            As noted above, Capital Expenditures are not tracked on a weekly basis.  The disbursements related to capital disbursements have been included in the Trade Payables disbursement line.  Management has advised the Monitor that capital expenditures for the month of September, 2009 totalled approximately $5.0 million.

32.           The net disbursements related to intercompany collections are detailed in the chart below:

		US$000
	Para.	Actual	Forecast	Variance	Variance %
A/R Collections - Affiliates	32(i)	$10,719	$-	$10,719	N/A
Intercompany A/R Settlements	32(ii)	(23,295)	-	(23,295)	N/A
		$(12,576)	$-	$(12,576)	N/A

(i)             A/R Collections – Affiliates totalled approximately $10.7 million during the Reporting Period.  As part of its normal Cash Management System, the ACI Group regularly collects accounts receivable on behalf of other ABH Group entities.  As it is not possible to forecast which customers will incorrectly pay the ACI Group on behalf of the other entities, collections on behalf of affiliates are not forecast by the Petitioners.  The funds are paid on a regular basis by the ACI Group to the appropriate ABH Group entity, which payments are reflected in the Intercompany A/R Settlements line of the "Intercompany" section of the cash flow statement.  As discussed in the next section, an amount of approximately $23.3 million was paid out to affiliates during the Reporting Period by the ACI Group to reimburse affiliates for collections made on their behalf by the ACI Group.

(ii)             The ACI Group does not forecast the disbursement of Intercompany A/R Settlements as it is not possible to predict which customers will pay the incorrect ABH Group entity for accounts receivable.  The corresponding receipt of these amounts collected from affiliate customers is included in the A/R Collections – Affiliates line included in the "Intercompany" section of the cash flow statement.

33.           Disbursements related to "Other" items are summarized in the chart below:

		US$000
	Para.	Actual	Forecast	Variance	Variance %
Marine Freight Payments	33(i)	$(6,506)	$(5,200)	$(1,306)	(25%)
Utility Payments	33(ii)	(19,356)	(25,194)	5,838	23%
Payroll & Benefits	33(iii)	(39,655)	(39,327)	(328)	(1%)
Net Other Disbursements		$(65,517)	$(69,721)	$4,204	6%

(i)             Marine Freight Payments totalled $6.5 million during the Reporting Period.  This compares to an amount of $5.2 million in the ACI Forecast.  This negative variance is due to higher than forecast shipments to overseas customers who require the use of marine freight.  Management has advised the Monitor that international shipments have been increasing recently and this represents a growth area for newsprint sales.

(ii)             Utility Payments were approximately $5.8 million less than forecast.  Under the agreement the ACI Group has with its various power suppliers, it is required to pay a certain fixed amount on a weekly basis.  The ACI Forecast contemplates that all such payments to utility suppliers will be made; however, based on monthly reconciliations of the relevant invoices and payments, certain payments were not made.  The fixed amounts were determined based on past consumption.  As such, they represent power consumption that is higher than current usage.

(iii)             Total payments for Payroll & Benefits were $39.7 million during the Reporting Period compared to an amount of approximately $39.3 million in the ACI Forecast.

Financing

34.           Details regarding the ACI Group's financing activities are summarized in the following table:

		US$000
Financing	Para.	Actual	Forecast	Variance	Variance %
Securitization Inflows / (Outflows)	35(i)	$20,294	$(6,112)	$26,406	432%
Adequate Protection by DCorp to ACCC Term Lenders	35(ii)	(3,066)	(3,431)	365	11%
DIP Interest & Fees		(237)	(237)	-	-
Restructuring & Other Items	35(iii)	(4,211)	(4,000)	(211)	(5%)
Foreign Exchange Translation	35(iv)	(4,394)	-	(4,394)	N/A
		$8,386	$(13,780)	$22,166	161%

35.           The variance analysis with respect to the ACI Group's financing activities has been compiled based on discussions with Management and the following represents a summary of the reasons for the variances:

(i)             Securitization Inflows/(Outflows) totalled an inflow of approximately $20.3 million compared to a projected outflow of approximately $6.1 million during the Reporting Period.  The reason for this variance is a higher than forecast accounts receivable balance and better than forecast accounts receivable mix under the Securitization Program.  Certain excess concentrations, which negatively impact the level of borrowing under the Securitization Program, were reduced during the Reporting Period.  This allowed the ACI Group to increase the liquidity provided by the Securitization Program.

(ii)             Adequate Protection by DCorp to ACCC Term Lenders totalled approximately $3.1 million compared to a forecast amount of $3.4 million.  The reason for the difference is due to the reversal of a prior overpayment of interest in the pre-CCAA period.

(iii)             Payments for Restructuring & Other Items totalled approximately $4.2 million compared to a forecast of $4.0 million.

(iv)             Amounts on the Foreign Exchange Translation line represent the difference between the actual exchange rate between Canadian and U.S. dollars at the time of conversion as compared to the forecast rate of CDN$1.00=US$0.90.  During the Reporting Period the value of the Canadian dollar fluctuated between US$0.9051 and US$0.9391.

BCFPI

36.           The following table summarizes the receipts and disbursements of BCFPI from September 21, 2009 to October 18, 2009, which is detailed in Appendix "F" of this Twentieth Report:

	US$000
	Actual	Forecast	Variance

Receipts	$58,317	$67,917	$(9,600)

Disbursements
Net Trade Disbursements	(39,701)	(36,646)	(3,055)
Intercompany	(472)	-	(472)
Other	(14,495)	(17,694)	3,199
	(54,668)	(54,340)	(328)

Financing
Interest	(1,255)	(1,231)	(24)
Restructuring Costs	(2,110)	(1,172)	(938)
Foreign Exchange Translation	(1,351)	-	(1,351)
	(4,716)	(2,403)	(2,313)

Net Cash Flows	(1,067)	11,174	(12,241)

Opening Cash	8,473	8,473	-

Ending Cash	$7,406	$19,647	$(12,241)

37.           As detailed in the table above, BCFPI's total receipts for the Reporting Period were approximately $9.6 million lower than the BCFPI Forecast.  Disbursements were $0.3 million higher than the BCFPI Forecast and Financing disbursements were $2.3 million greater than forecast.  BCFPI had cash on hand of $7.4 million at October 18, 2009.  Overall, the ending cash balance was $12.2 million lower than the BCFPI Forecast.

Receipts

38.            A breakdown of the BCFPI receipts are summarized in the table below:

		US$000
Receipts	Para.	Actual	Forecast	Variance	Variance %
A/R Collections	39(i)	$13,662	$52,217	$(38,555)	(74%)
Intercompany A/R Settlements	39(i)	37,170	4,000	33,170	829%
Total A/R Collections		50,832	56,217	(5,385)	(10%)
Other Inflows	39(ii)	7,485	11,700	(4,215)	(36%)
Total Receipts		$58,317	$67,917	$(9,600)	(14%)

39.           The variance analysis with respect to the receipts has been compiled based on discussions with Management and the following represents a summary of the reasons for the significant variances:

(i)              Total A/R Collections were approximately $50.8 million resulting in a negative variance of approximately $5.4 million.  This variance is primarily due to lower than forecast sales than that contemplated by the BCFPI Forecast.  The BCFPI Forecast included a greater level of activity than actually occurred as operations at certain mills were curtailed after the forecast was issued.

Pursuant to BCFPI's normal practice and the Cash Management System, sales which are made to customers domiciled in the United States are sold through an affiliate, Bowater America Inc. ("BAI").  BAI, which is a subsidiary of BI, collects the accounts receivable from the third party customers and then remits these funds via an Intercompany A/R Settlement to BCFPI.  BCFPI continues to reconcile its intercompany trade receivables on a regular basis.

In addition to the above, BI collects substantially all accounts receivable related to BCFPI's sale of pulp.  Such amounts are now reconciled and transferred from BI to BCFPI on a monthly basis.  Transfers of pulp receipts through the end of September have been paid to BCFPI.

(ii)             Amounts received related to Other Inflows were approximately $7.5 million during the Reporting Period.  Such receipts primarily represent various tax refunds and deposits made at the mill level.  BCFPI does not typically forecast such amounts.  The BCFPI Forecast had projected an amount of $11.7 million to be received in respect of tax credits for roads built in the province of Quebec. This amount was not received during the Reporting Period.  The revised BCFPI Forecast in Appendix "H" contemplates that these funds will be received in late November, 2009.

Disbursements

40.           Details regarding disbursements related to Net Trade Disbursements are summarized in the following table:

		US$000
	Para.	Actual	Forecast	Variance	Variance %
Trade Payables	41(i)	$(35,931)	$(42,817)	$6,886	16%
Intercompany A/P Settlements - Receipts	41(i)	3,622	8,000	(4,378)	(55%)
Intercompany A/P Settlements - Disbursements	41(ii)	(1,908)	-	(1,908)	N/A
Capital Expenditures	41(iii)	-	(1,829)	1,829	100%
Payments on Behalf of Affiliates	41(iv)	(5,484)	-	(5,484)	N/A
Net Trade Disbursements		$(39,701)	$(36,646)	$(3,055)	(8%)

41.           The variance analysis with respect to BCFPI's disbursements has been compiled based on discussions with Management and the following represents a summary of the reasons provided for these variances:

(i)             Disbursements related to Trade Payables were approximately $6.9 million less than projected during the Reporting Period.  The reason for this variance is due to the fact that the BCFPI Forecast contemplated higher production than current operational levels.  The cash flow forecast in

Appendix "H" reflects lower levels of production than that contemplated by the BCFPI Forecast.

Receipts related to Intercompany A/P Settlements - Receipts were approximately $3.6 million compared to an amount of $8.0 million in the BCFPI Forecast.  Such amounts represent reimbursement for amounts disbursed on behalf of Mersey, which is a joint venture partially owned by BI.  The actual amount transferred was less than forecast due to the fact that only net balances between BCFPI and Mersey are settled.  BCFPI collects a portion of Mersey's accounts receivable and such amounts decrease the amount that is due to be repaid to BCFPI.

(ii)            Intercompany A/P Settlements - Disbursements represent BCFPI reimbursing related entities for payments made on its behalf.  During the Reporting Period, such payments totalled approximately $1.9 million and are primarily reimbursements to the ACI Group for freight costs.

(iii)           Capital Expenditures are not tracked on a weekly basis.  As such, disbursements for this line item have been included in Trade Payables.    The Monitor has been advised that capital expenditures for September, 2009 were approximately $0.4 million.

(iv)          Payments on Behalf of Affiliates were $5.5 million during the Reporting Period.  These payments primarily represent disbursements made by BCFPI on behalf of Mersey.  Due to the integrated nature of the operations of the Petitioners and the Cash Management System, such payments occur on a regular basis.  BCFPI does not typically forecast such payments, nor does it typically forecast the repayment of these items.

42.           Actual receipts and disbursements related to intercompany accounts receivable transactions are summarized in the table below:

		US$000
	Para.	Actual	Forecast	Variance	Variance %
A/R Collections - Affiliates	42(i)	$5,023	$-	$5,023	N/A
Intercompany A/R Settlements	42(ii)	(5,495)	-	(5,495)	N/A
		$(472)	$-	$(472)	N/A

(i)             Receipts related to A/R Collections – Affiliates totalled approximately $5.0 million during the Reporting Period.  Such amounts are regularly collected by BCFPI as part of the operation of the Cash Management System.

(ii)            Payments for Intercompany A/R Settlements totalled approximately $5.5 million during the Reporting Period.  Intercompany A/R Settlements represent payments made by BCFPI to reimburse related entities for accounts receivable incorrectly paid to BCFPI by ABH- affiliated customers.

43.            Disbursements for "Other" items are as follows and are summarized in the table below:

		US$000
	Para.	Actual	Forecast	Variance	Variance %
Freight	43(i)	$(2,772)	$(5,064)	$2,292	45%
Intercompany SG&A Allocation	43(ii)	-	(400)	400	100%
Payroll and Benefits	43(iii)	(11,723)	(12,230)	507	4%
		$(14,495)	$(17,694)	$3,199	18%

(i)             Disbursements for Freight totalled $2.7 million during the Reporting Period.  This compares to an amount of approximately $5.1 million in the BCFPI Forecast.  This variance is due to the fact that a portion of freight costs incurred by BCFPI are actually paid by the ACI Group.  Such amounts are settled on a regular basis.

(ii)            Amounts related to the Intercompany SG&A Allocation were not settled during the Reporting Period.  Such amounts are now forecast to be paid in the week ended November 8, 2009.

(iii)            During the Reporting Period, payments in respect of Payroll and Benefits totalled $11.7 million.  The BCFPI Forecast projected disbursements in the amount of $12.2 million.

Financing

44.           Details regarding financing are summarized in the following table:

		US$000
Financing	Para.	Actual	Forecast	Variance	Variance %
Interest		$(1,255)	$(1,231)	$(24)	(2%)
Restructuring Costs	45	(2,110)	(1,172)	(938)	(80%)
Foreign Exchange Translation	44	(1,351)	-	(1,351)	N/A
Cash Flow from Financing/Restructuring		$(4,716)	$(2,403)	$(2,313)	(96%)

45.           Restructuring Costs were greater than forecast due to the timing of receipt of invoices from professional services firms.

46.            Amounts on the Foreign Exchange Translation line represent the difference between the actual exchange rate at the time of conversion between Canadian and U.S. dollars as compared to the forecast rate of CDN$1.00=US$0.90.

CURRENT LIQUIDITY POSITION AND THE 13-WEEK CASH FLOW FORECASTS

47.            Attached as Appendices "G" and "H", respectively, are the updated 13-week cash flow forecasts of the ACI Group (including DCorp) and BCFPI through January 17, 2009.

48.            As at October 18, 2009, the ACI Group had cash on hand of $110.7 million.  In addition to this amount, the undrawn portion of the ACI DIP Facility was $45.2 million.  However, pursuant to the ACI DIP Facility, $12.5 million of this amount must remain undrawn, thereby resulting in net available liquidity under the ACI DIP Facility of $32.7 million.  Accordingly, the total liquidity of the ACI Group was $143.3 million ($110.7 million cash plus $32.7 million of the ACI DIP Facility) as at October 18, 2009.

49.            The ACI Group's actual liquidity to October 18, 2009 and forecast liquidity for the 13 weeks ending January 17, 2009 is set forth in Appendix "G" and is summarized in the graph below:

50.            The ACI Group's liquidity at January 17, 2010, which is the end of the 13 week period in the forecast in Appendix "G", is projected to be $129.4 million.  Liquidity at December 20, 2009 in the 13-week forecast in Appendix "G" is approximately $155.2 million, compared to an amount of approximately $111.7 million in the Seventeenth Report.  Better than forecast cash flows under the Securitization Program is the biggest contributor to this increase as opening cash has been positively impacted by recent drawings under this program.

51.            The cash flow forecast contained in Appendix "G" does not contain the impact of the sale of the ACI Group's Lufkin facility as the timing of receipt of proceeds is not yet known.  The quantum of such proceeds is approximately $20 million.

52.            The ACI Group cash flow forecast included in Appendix "G" does not reflect the repayment of the ACI DIP Facility on December 15, 2009, which is the revised date by which the ACI DIP Facility must be repaid.  The ACI Group has indicated

that it anticipates that amounts outstanding under the ACI DIP Facility will be repaid with proceeds of the sale of the ACI Group's 60% interest in the Manicouagan Power Company ("MPCo").  The cash flow projections contained Appendix "G" do not reflect this anticipated transaction, nor does it reflect the repayment of the ACI DIP Facility from the proceeds from the sale of ACCC's interest in MPCo.  The ACI DIP facility was extended to December 15, 2009 by Investissement de Quebec ("IQ") and approved by this Honourable Court on October 30, 2009.  Excluded from the cash flow forecast in Appendix "G" was a $1.5 million, in aggregate, extension fee payable to IQ and the Bank of Montreal.  The disposition of proceeds from the sale of MPCo is subject to a motion scheduled by the Petitioners to be heard by this Honourable Court commencing on November 9, 2009.

53.            Actual results since the date of the issuance of the Initial Order and BCFPI's forecast liquidity for the 13 weeks ended January 17, 2010, which includes projected intercompany funding from BI in the amount of $4.0 million, is set forth in Appendix "H" and is summarized in the graph below.  The estimate of liquidity in the following graph assumes that a minimum cash balance of $10.0 million will be maintained and funds are transferred from BI, as necessary, on that basis.

54.           On August 26, 2009 and September 1, 2009, this Honourable Court and the U.S. Bankruptcy Court, respectively, approved certain agreements between the ACI Group, BCFPI and Smurfit-Stone Container Canada Inc. ("Smurfit") relating to the sale of certain timberlands by Smurfit, which will result in BCFPI receiving net proceeds in the amount of approximately $25.6 million (the "Smurfit Timberland Proceeds").  The Smurfit Timberland Proceeds were paid to the Monitor's trust account in the week ended October 25, 2009 and are to be held in trust by the Monitor pending further order of this Honourable Court.  For purposes of the forecast, the proceeds are reflected as being held in trust by the Monitor and are not used for operating purposes due to the uncertainty regarding the timing of the release of these funds.

55.           BCFPI's liquidity as at January 17, 2010 is projected to be approximately $10.1 million, not including the Smurfit Timberland Proceeds.

56.           Management has informed the Monitor that BCFPI's forecast cash requirements will be supported by BI through intercompany advances, if necessary.

57.           The cash flow forecasts in Appendices "G" and "H" reflect the cash flow impact of recently announced mill idlings and the recently announced price increases for newsprint.

KEY PERFORMANCE INDICATORS

58.           As first reported in the Seventh Report the Petitioners track certain key performance indicators in the course of managing their business.  Appendix "I" contains certain key performance indicators which have been updated through September, 2009.

UPDATE ON THE CLAIMS PROCEDURE

59.           As described in the Fourteenth Report and pursuant to an order granted by this Honourable Court on August 26, 2009 (the "Claims Procedure Order"), the Petitioners and the Partnerships initiated a process to call for claims (i) against the Petitioners and Partnerships for claims which arose prior to April 17, 2009 (the "Claims") and (ii) arising as a result of, or in connection with, the repudiation, termination, or restructuring by the Petitioners or Partnerships of any contract, lease or other agreement after April 17, 2009 but on or before August 31, 2009 (the "Subsequent Claims").

60.           As at November 3, 2009 the Monitor had received in 2,152 Canadian Proof of Claim forms filed by claimants.  In addition the Monitor has received approximately 2,500 phone calls with respect to the Claims Procedure.

61.           The procedures for reviewing and determining Claims and Subsequent Claims has not yet been established, but will be established by further Order of this Honourable Court.

All of which is respectfully submitted.

ERNST & YOUNG INC.
in its capacity as the Court Appointed Monitor
of the Petitioners

Per:        /s/ Alex Morrison

Alex Morrison, CA, CIRP
Senior Vice President

John Barett, CA, CIRP

Vice President

Todd Ambachtsheer, CA, CIRP
Vice President

APPENDIX "A"

ABITIBI PETITIONERS

1.	Abitibi-Consolidated Company of Canada
2.	Abitibi-Consolidated Inc.
3.	3224112 Nova Scotia Limited
4.	Marketing Donohue Inc.
5.	Abitibi-Consolidated Canadian Office Products Holding Inc.
6.	3834328 Canada Inc.
7.	6169678 Canada Inc.
8.	4042140 Canada Inc.
9.	Donohue Recycling Inc.
10.	1508756 Ontario Inc.
11.	3217925 Nova Scotia Company
12.	La Tuque Forest Products Inc.
13.	Abitibi-Consolidated Nova Scotia Incorporated
14.	Saguenay Forest Products Inc.
15.	Terra Nova Explorations Ltd.
16.	The Jonquière Pulp Company
17.	The International Bridge and Terminal Company
18.	Scramble Mining Ltd.
19.	9150-3383 Québec Inc.

APPENDIX "B"

BOWATER PETITIONERS

1.	Bowater Canada Finance Corporation
2.	Bowater Canadian Limited
3.	Bowater Canadian Holdings. Inc.
4.	3231378 Nova Scotia Company
5.	AbitibiBowater Canada Inc.
6.	Bowater Canada Treasury Corporation
7.	Bowater Canadian Forest Products Inc.
8.	Bowater Shelburne Corporation
9.	Bowater LaHave Corporation
10.	St-Maurice River Drive Company Limited
11.	Bowater Treated Wood Inc.
12.	Canexel Hardboard Inc.
13.	9068-9050 Québec Inc.
14.	Alliance Forest Products Inc. (2001)
15.	Bowater Belledune Sawmill Inc.
16.	Bowater Maritimes Inc.
17.	Bowater Mitis Inc.
18.	Bowater Guérette Inc.
19.	Bowater Couturier Inc.

APPENDIX "C"

18.6 PETITIONERS

1.	AbitibiBowater US Holding 1 Corp.
2.	AbitibiBowater Inc.
3.	Bowater Ventures Inc.
4.	Bowater Incorporated
5.	Bowater Nuway Inc.
6.	Bowater Nuway Mid-States Inc.
7.	Catawba Property Holdings LLC
8.	Bowater Finance Company Inc.
9.	Bowater South American Holdings Incorporated
10.	Bowater America Inc.
11.	Lake Superior Forest Products Inc.
12.	Bowater Newsprint South LLC
13.	Bowater Newsprint South Operations LLC
14.	Bowater Finance II, LLC
15.	Bowater Alabama LLC
16.	Coosa Pines Golf Club Holdings, LLC

APPENDIX "D"

PARTNERSHIPS

1.	Bowater Canada Finance Limited Partnership
2.	Bowater Pulp and Paper Canada Holdings Limited Partnership
3.	Abitibi-Consolidated Finance LP

APPENDIX "E"

ACI GROUP ACTUAL RECEIPTS AND DISBURSEMENTS

Abitibi-Consolidated Inc. and its Subsidiaries (the "ACI Group")
Actual to Forecast Comparison
4 Weeks Ended October 18, 2009
US$000

	Actual					Forecast					Variance
Week Ended	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09	Total	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09	Total	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09	Total

Opening Cash	115,598	130,651	139,437	115,530	115,598	115,598	115,686	108,300	151,284	115,598	-	14,965	31,137	(35,754)	-

Receipts
A/R Collections	37,735	46,773	28,370	39,206	152,084	30,343	43,036	40,908	46,973	161,260	7,392	3,737	(12,538)	(7,767)	(9,176)
Intercompany A/R Settlement	2,915	12,264	5,697	5,006	25,882	-	-	-	-	-	2,915	12,264	5,697	5,006	25,882
Joint Venture Remittances, Net	-	(1,622)	-	(14,936)	(16,558)	(838)	-	-	(14,531)	(15,369)	838	(1,622)	-	(405)	(1,189)
Collections on Behalf of Joint Ventures	1,622	-	-	-	1,622	4,104	3,905	3,757	3,757	15,523	(2,482)	(3,905)	(3,757)	(3,757)	(13,901)
Net A/R Collections	42,272	57,415	34,067	29,276	163,030	33,609	46,941	44,665	36,199	161,414	8,663	10,474	(10,598)	(6,923)	1,616
Other Inflows	10,367	4,671	8,781	3,619	27,438	5,312	2,233	38,231	2,175	47,951	5,055	2,438	(29,450)	1,444	(20,513)
Total Receipts	52,639	62,086	42,848	32,895	190,468	38,921	49,174	82,896	38,374	209,365	13,718	12,912	(40,048)	(5,479)	(18,897)

Disbursements
Trade Payables	(36,564)	(34,676)	(39,487)	(31,112)	(141,839)	(27,421)	(25,356)	(23,807)	(22,079)	(98,663)	(9,143)	(9,320)	(15,680)	(9,033)	(43,176)
Intercompany A/P Settlement	3,220	7,779	2,725	2,504	16,228	-	-	-	-	-	3,220	7,779	2,725	2,504	16,228
Capital Expenditures	-	-	-	-	-	(1,546)	(1,517)	(1,496)	(1,496)	(6,055)	1,546	1,517	1,496	1,496	6,055
Net A/P Variance	(33,344)	(26,897)	(36,762)	(28,608)	(125,611)	(28,967)	(26,873)	(25,303)	(23,575)	(104,718)	(4,377)	(24)	(11,459)	(5,033)	(20,893)

A/R Collections - Affiliates	2,744	5,697	599	1,679	10,719	-	-	-	-	-	2,744	5,697	599	1,679	10,719
Intercompany A/R Settlements	(3,269)	(11,525)	(2,834)	(5,667)	(23,295)	-	-	-	-	-	(3,269)	(11,525)	(2,834)	(5,667)	(23,295)
	(525)	(5,828)	(2,235)	(3,988)	(12,576)	-	-	-	-	-	(525)	(5,828)	(2,235)	(3,988)	(12,576)

Marine Freight Payments	(539)	(3,529)	(1,519)	(919)	(6,506)	(1,300)	(1,300)	(1,300)	(1,300)	(5,200)	761	(2,229)	(219)	381	(1,306)
Utility Payments	(4,990)	(4,809)	(4,592)	(4,965)	(19,356)	(7,870)	(5,584)	(3,870)	(7,870)	(25,194)	2,880	775	(722)	2,905	5,838
Payroll & Benefits	(8,588)	(13,561)	(8,760)	(8,746)	(39,655)	(11,542)	(10,887)	(5,251)	(11,647)	(39,327)	2,954	(2,674)	(3,509)	2,901	(328)
Net Other Disbursements	(14,117)	(21,899)	(14,871)	(14,630)	(65,517)	(20,712)	(17,771)	(10,421)	(20,817)	(69,721)	6,595	(4,128)	(4,450)	6,187	4,204

Total Disbursements	(47,986)	(54,624)	(53,868)	(47,226)	(203,704)	(49,679)	(44,644)	(35,724)	(44,392)	(174,439)	1,693	(9,980)	(18,144)	(2,834)	(29,265)

Financing
Securitization Inflows / (Outflows)	11,846	6,252	(10,407)	12,603	20,294	11,846	(7,248)	(3,188)	(7,522)	(6,112)	-	13,500	(7,219)	20,125	26,406
Adequate Protection by DCorp to ACCC Term Lenders	-	(3,066)	-	-	(3,066)	-	(3,431)	-	-	(3,431)	-	365	-	-	365
DIP Interest & Fees	-	(237)	-	-	(237)	-	(237)	-	-	(237)	-	-	-	-	-
Restructuring & Other Items	(1,030)	(780)	(1,254)	(1,147)	(4,211)	(1,000)	(1,000)	(1,000)	(1,000)	(4,000)	(30)	220	(254)	(147)	(211)
Foreign Exchange Translation	(416)	(845)	(1,226)	(1,907)	(4,394)	-	-	-	-	-	(416)	(845)	(1,226)	(1,907)	(4,394)
	10,400	1,324	(12,887)	9,549	8,386	10,846	(11,916)	(4,188)	(8,522)	(13,780)	(446)	13,240	(8,699)	18,071	22,166

Cash Flow From Operations	15,053	8,786	(23,907)	(4,782)	(4,850)	88	(7,386)	42,984	(14,540)	21,146	14,965	16,172	(66,891)	9,758	(25,996)

Opening Cash Balance	115,598	130,651	139,437	115,530	115,598	115,598	115,686	108,300	151,284	115,598	-	14,965	31,137	(35,754)	-
Cash Flow From Operations	15,053	8,786	(23,907)	(4,782)	(4,850)	88	(7,386)	42,984	(14,540)	21,146	14,965	16,172	(66,891)	9,758	(25,996)
Ending Cash Balance	130,651	139,437	115,530	110,748	110,748	115,686	108,300	151,284	136,744	136,744	14,965	31,137	(35,754)	(25,996)	(25,996)

Note: The above totals are subject to rounding adjustments

    APPENDIX "F"

BCFPI ACTUAL RECEIPTS AND DISBURSEMENTS

Bowater Canadian Forest Products Inc. ("BCFPI")
Actual to Forecast Comparison
4 Weeks Ended October 18, 2009
US$000

	Actual					Forecast					Variance
Week Ended	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09	Total	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09	Total	27-Sep-09	4-Oct-09	11-Oct-09	18-Oct-09	Total

Opening Cash	8,473	8,189	5,819	11,332	8,473	8,473	10,590	10,263	13,405	8,473	-	(2,401)	(4,444)	(2,073)	-

Receipts
A/R Collections	3,088	3,607	5,247	1,720	13,662	5,674	14,056	7,820	24,667	52,217	(2,586)	(10,449)	(2,573)	(22,947)	(38,555)
Intercompany A/R Settlements	11,496	9,534	8,632	7,508	37,170	4,000	-	-	-	4,000	7,496	9,534	8,632	7,508	33,170
Total A/R Collections	14,584	13,141	13,879	9,228	50,832	9,674	14,056	7,820	24,667	56,217	4,910	(915)	6,059	(15,439)	(5,385)
Other Inflows	1,857	428	4,644	556	7,485	-	-	11,700		11,700	1,857	428	(7,056)	556	(4,215)
Total Receipts	16,441	13,569	18,523	9,784	58,317	9,674	14,056	19,520	24,667	67,917	6,767	(487)	(997)	(14,883)	(9,600)

Disbursements
Trade Payables	(8,667)	(12,449)	(6,362)	(8,453)	(35,931)	(7,416)	(10,545)	(12,428)	(12,428)	(42,817)	(1,251)	(1,904)	6,066	3,975	6,886
Intercompany A/P Settlements - Receipts	-	3,622	-	-	3,622	4,000	4,000	-	-	8,000	(4,000)	(378)	-	-	(4,378)
Intercompany A/P Settlements - Disbursements	(810)	(462)	(353)	(283)	(1,908)	-	-	-	-	-	(810)	(462)	(353)	(283)	(1,908)
Capital Expenditures	-	-	-	-	-	(467)	(458)	(452)	(452)	(1,829)	467	458	452	452	1,829
Payments on Behalf of Affiliates	(1,251)	(1,419)	(1,532)	(1,282)	(5,484)	-	-	-	-	-	(1,251)	(1,419)	(1,532)	(1,282)	(5,484)
Net A/P	(10,728)	(10,708)	(8,247)	(10,018)	(39,701)	(3,883)	(7,003)	(12,880)	(12,880)	(36,646)	(6,845)	(3,705)	4,633	2,862	(3,055)

A/R Collections - Affiliates	720	2,044	1,557	702	5,023	-	-	-	-	-	720	2,044	1,557	702	5,023
Intercompany A/R Settlements	(1,532)	(1,274)	(1,859)	(830)	(5,495)	-	-	-	-	-	(1,532)	(1,274)	(1,859)	(830)	(5,495)
	(812)	770	(302)	(128)	(472)	-	-	-	-	-	(812)	770	(302)	(128)	(472)

Intercompany SG&A Allocation	-	-	-	-	-	(400)	-	-	-	(400)	400	-	-	-	400
Freight	(833)	(591)	(839)	(509)	(2,772)	(895)	(1,225)	(1,472)	(1,472)	(5,064)	62	634	633	963	2,292
Payroll and Benefits	(2,059)	(5,030)	(1,911)	(2,723)	(11,723)	(1,736)	(4,981)	(1,733)	(3,780)	(12,230)	(323)	(49)	(178)	1,057	507

Total Disbursements	(14,432)	(15,559)	(11,299)	(13,378)	(54,668)	(6,914)	(13,209)	(16,085)	(18,132)	(54,340)	(7,518)	(2,350)	4,786	4,754	(328)

Cash Flow From Operations	2,009	(1,990)	7,224	(3,594)	3,649	2,760	847	3,435	6,535	13,577	(751)	(2,837)	3,789	(10,129)	(9,928)

Financing
Settlement Proceeds - Receipt	-	-	-	-	-	-	25,585	-	-	25,585	-	(25,585)	-	-	(25,585)
Settlement Proceeds - Disbursement	-	-	-	-	-		(25,585)			(25,585)	-	25,585	-	-	25,585
Interest	(399)	-	(856)	-	(1,255)	(350)	(881)	-	-	(1,231)	(49)	881	(856)	-	(24)
Restructuring Costs	(1,615)	(19)	(371)	(105)	(2,110)	(293)	(293)	(293)	(293)	(1,172)	(1,322)	274	(78)	188	(938)
Foreign Exchange Translation	(279)	(361)	(484)	(227)	(1,351)	-	-	-	-	-	(279)	(361)	(484)	(227)	(1,351)
Cash Flow from Financing/Restructuring	(2,293)	(380)	(1,711)	(332)	(4,716)	(643)	(1,174)	(293)	(293)	(2,403)	(1,650)	794	(1,418)	(39)	(2,313)

Net Cash Flows	(284)	(2,370)	5,513	(3,926)	(1,067)	2,117	(327)	3,142	6,242	11,174	(2,401)	(2,043)	2,371	(10,168)	(12,241)

Opening Cash Balance	8,473	8,189	5,819	11,332	8,473	8,473	10,590	10,263	13,405	8,473	-	(2,401)	(4,444)	(2,073)	-
Cash Flow From Operations	(284)	(2,370)	5,513	(3,926)	(1,067)	2,117	(327)	3,142	6,242	11,174	(2,401)	(2,043)	2,371	(10,168)	(12,241)
Ending Cash Balance	8,189	5,819	11,332	7,406	7,406	10,590	10,263	13,405	19,647	19,647	(2,401)	(4,444)	(2,073)	(12,241)	(12,241)

Note: The above totals are subject to rounding adjustments

APPENDIX "G"

ACI GROUP CASH FLOW FORECAST

Abitibi Consolidated Inc. and its subsidiaries (the "ACI Group")
Weekly Cash Flow Forecast
13 Weeks Ending January 17, 2010
US$000

Week ended	Notes	25-Oct-09	1-Nov-09	8-Nov-09	15-Nov-09	22-Nov-09	29-Nov-09	6-Dec-09	13-Dec-09	20-Dec-09	27-Dec-09	3-Jan-10	10-Jan-10	17-Jan-10	Total

Opening Cash	1	110,746	160,568	151,871	162,255	142,859	146,635	142,545	142,178	139,779	122,522	122,227	114,956	117,268	110,746

Receipts
Total A/R Collections	3	38,015	45,031	41,751	41,080	46,175	44,006	42,023	33,145	36,213	39,979	42,319	28,378	42,757	520,872
Collections on Behalf of Joint Ventures	4	3,757	3,833	4,292	4,292	4,292	4,292	4,063	4,025	4,025	4,025	4,074	4,139	4,139	53,250
Other Inflows	5	40,427	5,437	6,008	2,175	2,239	2,175	2,236	2,235	2,175	2,175	4,486	2,237	2,175	76,178
Total Receipts		82,198	54,301	52,051	47,546	52,706	50,473	48,323	39,405	42,413	46,179	50,879	34,755	49,071	650,300

Disbursements
Trade Payables	6	(27,052)	(25,865)	(26,933)	(25,043)	(25,043)	(25,043)	(23,458)	(22,844)	(22,844)	(22,844)	(21,374)	(22,214)	(22,214)	(312,773)
Capital Expenditures	7	(1,496)	(1,503)	(1,546)	(1,546)	(1,546)	(1,546)	(1,503)	(1,496)	(1,496)	(1,496)	(1,698)	(1,966)	(1,966)	(20,804)
Marine Freight Payments	8	(1,300)	(1,300)	(1,300)	(1,300)	(1,300)	(1,300)	(1,300)	(1,300)	(1,300)	(1,300)	(1,707)	(2,250)	(2,250)	(19,207)
Utility Payments	9	(7,870)	(7,299)	(3,870)	(7,870)	(7,870)	(7,870)	(4,441)	(3,870)	(7,870)	(7,870)	(6,156)	(3,870)	(7,870)	(84,596)
Payroll & Benefits	10	(5,507)	(18,848)	(5,397)	(11,380)	(5,397)	(14,030)	(9,309)	(10,830)	(5,547)	(5,197)	(18,060)	(5,539)	(11,668)	(126,710)
Joint Venture Remittances, Net	11	(844)	-	-	(16,573)	-	(836)	-	-	(18,332)	(840)	-	-	(17,765)	(55,189)
Restructuring & Other Items	12	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(1,000)	(13,000)
Total Disbursements		(45,068)	(55,815)	(40,047)	(64,712)	(42,157)	(51,625)	(41,012)	(41,340)	(58,390)	(40,547)	(49,994)	(36,840)	(64,734)	(632,280)

Financing
Securitization Inflows / (Outflows)	13	12,691	(3,402)	(1,619)	(2,231)	(6,773)	(2,938)	(4,010)	(464)	(1,280)	(5,927)	(4,374)	4,398	(4,947)	(20,876)
Adequate Protection and fees by DCorp to ACCC Term Lenders	14	-	(3,537)	-	-	-	-	(3,431)	-	-	-	(3,537)	-	-	(10,505)
DIP Interest & Fees	15	-	(245)	-	-	-	-	(237)	-	-	-	(245)	-	-	(727)

Total Change in Cash		49,822	(8,697)	10,385	(19,397)	3,776	(4,090)	(367)	(2,399)	(17,257)	(295)	(7,271)	2,313	(20,610)	(14,088)

Ending Cash Balance (with ACI DIP Facility Draws)		160,568	151,871	162,255	142,859	146,635	142,545	142,178	139,779	122,522	122,227	114,956	117,268	96,658	96,658

Available Liquidity (Cash and Undrawn DIP)	16	193,268	184,571	194,955	175,559	179,335	175,245	174,878	172,479	155,222	154,927	147,656	149,968	129,358	129,358

Securitization Schedule	17
Allowable Receivable Pool Balance		155,938	152,536	150,917	149,691	142,917	139,979	135,970	136,482	135,201	129,274	124,900	129,298	125,287	125,287
Interest , Fees and Adjustments	18	-	-	-	(1,004)	-	-	-	(976)	-	-	-	-	(937)	(2,917)
Amount Drawn Under Facility		143,246	155,938	152,536	150,917	149,691	142,917	139,979	135,970	136,482	135,201	129,274	124,900	129,298	143,246
Availability / (Required Repayment)		12,691	(3,402)	(1,619)	(2,231)	(6,773)	(2,938)	(4,010)	(464)	(1,280)	(5,927)	(4,374)	4,398	(4,947)	(20,876)

The above forecast uses an exchange rate of CDN$1.00=US$0.90.

Note: The above totals are subject to rounding adjustments in the underlying balances.

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon. In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such differences may be material.

Abitibi Consolidated Inc. and its subsidiaries (the "ACI Group")

Notes to Weekly Cash Flow Forecast

13 Weeks Ended January 17, 2010

US$000s

1.	Opening Cash in the forecast includes cash on hand.
2.	The cash flow forecast includes mills owned by the ACI Group and its subsidiaries and includes the operations of the DCorp Group.
3.

Total A/R Collections represent amounts estimated to be collected from the ACI Group's customers. The timing of collections is based on the ACI Group's collection terms with its customers and the latest sales forecast.

4.

Collections on Behalf of Joint Ventures represent amounts estimated to be collected by the ACI Group on behalf of its joint venture partners. The ACI Group has agreements with its joint venture partners whereby the ACI Group collects the joint venture partners' accounts receivable (for a fee) and remits these funds to the joint venture in accordance with their agreement.

5.

Other Inflows represent miscellaneous receipts including, but not limited to, such items as tax refunds, insurance proceeds or collection/management fees received from Joint Ventures, as estimated by the ACI Group. Included in Other Inflows for the week ended October 25, 2009, is $38.3 million representing the receipt of refunds related to tax credits from the Quebec provincial government.

6.

Trade Payables represent amounts estimated to be paid to suppliers for the purchase of the ACI Group's raw materials, repairs and maintenance and other goods and services related to production. This line also includes amounts necessary to fund the DCorp Group's recycling operations and a disbursement of $1.8 million in the week ended November 8, 2009 representing the settlement of intercompany SG&A.

7.	Capital Expenditures represent amounts estimated to be paid pursuant to the ACI Group's most recent capital expenditure budget.
8.	Marine Freight Payments represent amounts estimated to be paid to the ACI Group's outbound marine freight suppliers.
9.	Utility Payments represent amounts estimated to be payable to the ACI Group's hydroelectricity suppliers.
10.	Payroll and Benefits represent estimated amounts for salaries, wages and current service pension costs.
11.	Joint Venture Remittances, Net represent the estimated payment of accounts receivable funds collected by the ACI Group on behalf of the respective joint venture, net of any collection/management fees.
12.	Restructuring and Other Items represent amounts estimated by the ACI Group for restructuring costs and other miscellaneous payments.
13.	Securitization Inflows/(Outflows) represent the estimated net availability or repayment (including interest) of funds under the ACI Group's Amended Securitization Program.
14.	Adequate Protection and fees by DCorp to ACCC Term Lenders represents an estimate of payments pursuant to the adequate protection order issued by the U.S. Bankruptcy Court.
15.

The DIP Interest & Fees represent cash flows related to the ACI Group's $100 million DIP term loan. This term loan may be drawn in increments to enable the ACI Group to maintain a adequate amount of working capital.

16.

Available Liquidity is calculated as cash on hand plus the undrawn portion of the ACI DIP Facility. Drawings on the ACI DIP Facility are limited to $87.5 million per the terms of the ACI DIP Agreement. This forecast does not reflect the repayment of the ACI DIP Facility on November 1, 2009 which is the date by which it must be repaid, in accordance with its terms. The ACI Group has requested from Investissement Quebec an extension of the ACI DIP Facility to December 15, 2009. The ACI Group has indicated that it anticipates that amounts outstanding under the ACI DIP Facility will be repaid with the proceeds of the sale of the ACI Group's 60% interest in the Manicouagan Power Company ("MPCo"). This forecast does not include proceeds from the sale of MPCo.

17.

The Securitization Summary represents the ACI Group's estimated calculation of amounts owing or available under the Amended Securitization Program based on the eligible accounts receivable (net of any fees, interest or allowances).

18.	The Interest, Fees and Adjustments represent interest and fees related to the Amended Securitization Program.

  APPENDIX "H"

BCFPI CASH FLOW FORECAST

Bowater Canadian Forest Products Inc.
Chapter 11/CCAA Cash Flow
13 Week Period Ended January 17, 2010
US$000s

Week Ended		25-Oct-09	1-Nov-09	8-Nov-09	15-Nov-09	22-Nov-09	29-Nov-09	6-Dec-09	13-Dec-09	20-Dec-09	27-Dec-09	3-Jan-10	10-Jan-10	17-Jan-10	Total

Receipts	Notes
Trade Receipts	1, 2	7,365	12,419	8,475	20,190	5,755	9,201	8,551	17,436	5,518	5,257	8,468	16,035	5,641	130,308
Settlement Proceeds	3	25,868	-	-	-	-	-	-	-	-	-	-	-	-	25,868
Advances from Bowater Inc.	4	6,000	-	4,000	(9,000)	6,000	(7,000)	-	-	-	-	7,000	(7,000)	4,000	4,000
Other Receipts	5	-	-	-	-	-	11,700	-	-	-	-	-	-	-	11,700
Total Receipts		39,232	12,419	12,475	11,190	11,755	13,901	8,551	17,436	5,518	5,257	15,468	9,035	9,641	171,876

Disbursements
Trade Payables	6	(7,684)	(7,726)	(7,975)	(7,975)	(7,975)	(7,975)	(6,454)	(6,201)	(6,201)	(6,201)	(6,505)	(6,837)	(6,837)	(92,544)
Intercompany SG&A Allocation	7	-	-	(400)	-	-	-	-	-	-	-	-	-	-	(400)
Freight	8	(226)	(217)	(163)	(163)	(163)	(163)	(96)	(85)	(85)	(85)	(259)	(491)	(491)	(2,688)
Payroll and Benefits	9	(1,733)	(3,846)	(1,733)	(2,645)	(1,733)	(1,139)	(4,439)	(1,139)	(3,239)	(1,139)	(8,439)	(1,139)	(1,733)	(34,099)
Capital Expenditures	10	(452)	(454)	(467)	(467)	(467)	(467)	(454)	(452)	(452)	(452)	(452)	(452)	(452)	(5,935)
Total Disbursements		(10,095)	(12,242)	(10,738)	(11,250)	(10,338)	(9,744)	(11,443)	(7,877)	(9,977)	(7,877)	(15,655)	(8,919)	(9,513)	(135,666)

Net Cash Flow From Operations		29,138	177	1,737	(60)	1,417	4,157	(2,893)	9,559	(4,459)	(2,620)	(188)	116	128	36,209

Financing and Restructuring
Interest	11	(325)	(839)	-	-	(338)	-	(1,028)	-	-	(422)	(881)	-	-	(3,833)
Restructuring Costs	12	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(293)	(3,803)
Settlement Disbursements to Trust	3	(25,868)	-	-	-	-	-	-	-	-	-	-	-	-	(25,868)
Cash Flow From Financing/Restructuring		(26,485)	(1,132)	(293)	(293)	(630)	(293)	(1,320)	(293)	(293)	(714)	(1,174)	(293)	(293)	(33,503)

Net Cash Flow		2,652	(955)	1,444	(352)	787	3,864	(4,213)	9,267	(4,751)	(3,334)	(1,362)	(177)	(164)	2,706

Opening Bank Balance		7,401	10,053	9,098	10,542	10,190	10,977	14,841	10,628	19,895	15,144	11,810	10,448	10,271	7,401
Cash Flow		2,652	(955)	1,444	(352)	787	3,864	(4,213)	9,267	(4,751)	(3,334)	(1,362)	(177)	(164)	2,706
Closing Bank Balance	2	10,053	9,098	10,542	10,190	10,977	14,841	10,628	19,895	15,144	11,810	10,448	10,271	10,107	10,107

Settlement Proceeds Held in Trust by Monitor	13	25,868	25,868	25,868	25,868	25,868	25,868	25,868	25,868	25,868	25,868	25,868	25,868	25,868	25,868

Closing Bank Balance Including Settlement Proceeds		35,921	34,965	36,410	36,057	36,844	40,709	36,496	45,763	41,011	37,677	36,316	36,139	35,975	35,975

Current Revolving Credit Facility
Current Credit Facility Balance, Opening		94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576
Current Balance, Closing		94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576	94,576

Intercompany A/R Balance	14
Ending Balance		37,686	38,012	39,969	39,577	40,595	39,991	39,154	38,593	38,810	39,164	38,962	40,612	42,612	42,612

The above forecast uses an exchange rate of CDN$1.00=US$0.90

Amounts in the above table are subject to rounding adjustments from the underlying balances

The information and analysis in this document have not been audited or reviewed and, according, no assurances are provided thereon. In addition, because forecasts are dependent upon numerous assumptions regarding future events, actual results will be different than forecast, and such difference may be material.

Bowater Canadian Forest Products Inc. ("BCFPI")

Notes to CCAA Cash Flow

13 Week Period Ended January 17, 2010

US$000s

1.	Trade Receipts are based on BCFPI's estimate of collection terms and BCFPI's latest sales forecast.
2.	The cash flows included in the forecast include only those BCFPI mills in Canada. No funding or dividends from foreign subsidiaries are included in the forecast.
3.

Settlement Proceeds represent funds to due BCFPI pursuant to an agreement it has with Smurfit-Stone Container Canada Inc. ("Smurfit"). The agreement between BCFPI and Smurfit has been approved by courts in both Canada and the U.S. in both BCFPI's and Smurfit's respective insolvency proceedings. Pursuant to an order issued in BCFPI's CCAA proceeding by the Superior Court of Quebec, BCFPI's CCAA Monitor will hold the funds in trust until such time as there is certainty with respect to the disposition of such funds pursuant to an order of the court. The Smurfit funds are currently held up due to the existence of certain liens / hypothecs that are to be removed by Smurfit.

4.	Advances from Bowater Inc. represents amounts received pursuant to the BI/BCFPI DIP Facility.
5.	Other Receipts include amounts received for refunds in respect of road tax credits from the Quebec provincial government.
6.	Trade Payables represent payments for raw materials, repairs and maintenance, utilities and other production items.
7.

Intercompany SG&A Allocation represents expenses incurred by BCFPI's parent company on behalf of BCFPI which are charged to BCFPI in the week ended November 8, 2009, pursuant to its normal process for the allocation of such costs.

8.	Freight represents disbursements in respect of costs to deliver product to customers.
9.

Payroll and Benefits represent amounts paid to employees for salaries and wages (including the related withholdings), pension payments and other benefits due under employee benefit programs. The forecast assumes that only those pension payments in respect of current service costs will be paid.

10.

Capital Expenditures are costs scheduled to be made in accordance with agreements with BCFPI's various capital equipment suppliers and reflect requirements pursuant to BCFPI's most recent capital expenditure budget.

11.	Interest represents interest costs for the company's senior secured revolving facility, the existing secured term loan and the new DIP facility.
12.	Restructuring Costs represent costs related to the restructuring including transaction fees related to the new DIP facility.
13.	Settlement Proceeds Held in Trust do not form part in the Total Ending Cash Balance.
14.

The Intercompany A/R Balance represents pre-filing and post-filing sales to customers in the United States by BCFPI through Bowater America Inc. This amount is assumed not to be stayed and is collected by BCFPI from Bowater America Inc. in the normal course. This balance represents trade A/R only and does not represent any amounts funded from BI to BCFPI pursuant to the BI/BCFPI DIP Facility.

APPENDIX "I"

KEY PERFORMANCE INDICATORS

ACI Group
KPI Analysis

Newsprint, Specialty Paper & Pulp

Sales tonnage (MT)	January	February	March	April	May	June	July	August	September	Total

Newsprint	95,561	109,805	115,877	96,250	99,548	107,024	98,331	86,853	123,303	932,551

Specialty Paper	99,378	84,047	91,929	82,694	84,284	91,139	103,444	112,041	108,382	857,336

Pulp	2,573	4,364	2,645	3,332	4,392	3,882	4,619	6,793	2,478	35,077

	197,512	198,215	210,450	182,276	188,223	202,044	206,393	205,687	234,163	1,824,964

Net sales (US$000)	January	February	March	April	May	June	July	August	September	Total

	154,055	153,360	161,003	127,136	127,879	139,103	133,736	131,245	143,566	1,271,083

Net selling price per tonne (US$)	January	February	March	April	May	June	July	August	September	Total

	780	774	765	697	679	688	648	638	613	696

Mill Uptime (%)	January	February	March	April	May	June	July	August	September	Total

	70	78	76	78	78	76	77	82	76	77

Lumber

Sales (mbf)	January	February	March	April	May	June	July	August	September	Total

	58	60	68	61	62	64	62	69	66	570

Net sales (US$000)	January	February	March	April	May	June	July	August	September	Total

	15,153	14,356	16,868	16,161	16,893	18,261	18,933	21,022	19,739	157,385

Sales per mbf (US$)	January	February	March	April	May	June	July	August	September	Total

	260	241	249	265	271	285	306	304	297	276

Bowater Canadian Forest Products Inc.
KPI Analysis

Newsprint, Specialty Paper & Pulp

Sales tonnage (MT)	January	February	March	April	May	June	July	August	September	Total

Newsprint	40,281	16,277	37,216	35,685	37,851	32,488	39,356	33,141	21,734	294,029

Specialty Paper	19,605	17,960	18,644	20,608	20,242	12,758	6,081	3,316	1,845	121,059

Pulp	23,816	17,478	18,914	20,083	24,923	20,243	36,817	29,269	25,279	216,822

	83,703	51,715	74,774	76,376	83,016	65,489	82,254	65,726	48,859	631,910

Net sales (US$000)	January	February	March	April	May	June	July	August	September	Total

	57,535	34,757	49,972	47,329	48,904	37,331	45,046	35,272	26,248	382,394

Net selling price per tonne (US$)	January	February	March	April	May	June	July	August	September	Total

	687	672	668	620	589	570	548	537	537	605

Mill Uptime (%)	January	February	March	April	May	June	July	August	September	Total

	83	80	84	84	84	85	56	58	55	84

Lumber

Sales (mbf)	January	February	March	April	May	June	July	August	September	Total

	27	30	34	27	35	34	32	30	34	284

Net sales (US$000)	January	February	March	April	May	June	July	August	September	Total

	5,514	6,049	7,095	5,694	7,621	7,997	8,020	7,372	8,510	63,872

Sales per mbf (US$)	January	February	March	April	May	June	July	August	September	Total

	206	199	206	207	221	235	250	245	250	225